Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aetna Inc:

We consent to the incorporation by reference in the registration statement (No. 333-XXXXX) on Form S-8 of Aetna Inc. 401(K) Plan of our reports dated March 1, 2005, with respect to the consolidated balance sheets of Aetna Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Aetna Inc.

We also consent to the incorporation by reference in the registration statement (No. 333-XXXXX) on Form S-8 of Aetna Inc. 401(K) Plan of our reports dated June 15, 2004, with respect to the statements of net assets available for benefits of Aetna Inc. Incentive Savings Plan as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003, and all related financial statement schedules, which reports appear in the December 31, 2003 annual report on Form 11-K of Aetna Inc. Incentive Savings Plan.

(signed) KPMG LLP

Hartford, Connecticut
April 28, 2005